Exhibit 99.1

LMI Aerospace, Inc.
Post Office Box 900
St. Charles, Missouri 63302

For more information,
Contact Ed Dickinson, 636/916-2150

LMI AEROSPACE, INC. PROVIDES UPDATED 2001 OUTLOOK
AND PRELIMINARY ESTIMATES FOR 2002

        St. Louis, August 9, 2001 – LMI Aerospace, Inc. (NASDAQ/NMS:LMIA) has updated its 2001 outlook and provided 2002 preliminary estimates as a result of additional strong orders received during the last three months. Current backlog as of August 6, 2001 totaled $65.6 million, up approximately 16 percent since June 30.

        Accounting for this increase were additional orders from Bombardier, Lockheed, IntraLase and Boeing aftermarket spares, as well as an additional extension through 2002 of a Boeing leading edge wing component contract.

        Ronald S. Saks, president and chief executive officer of LMI, said, “Our current forecast for 2001 is for sales of LMI, excluding the benefit of our recent acquisition of Tempco Engineering, to total $63 million to $67 million with gross margins at 23 to 24 percent. We expect Tempco to contribute an additional $12 million in sales with similar gross margins for a total of $75 million to $79 million. Our previous guidance as of May 31 projected combined 2001 sales of $72 million to $77 million and gross margins at 22 to 23 percent. Selling, general, and administrative expenses should be approximately $10 million in 2001 and increase 5 percent to 10 percent in 2002.

        “Taking into account expected production rate declines on certain aerospace and laser products, but excluding any significant sales from anticipated new work, our current belief is that sales in 2002 will increase on a combined basis to $85 million to $87 million. Sales of components and assemblies for large commercial aircraft should represent about 40 percent of total sales in 2002, down from an estimated 48 percent in 2001,” Saks said.

        “Our increased sales have required additional capital expenditures for close tolerance CNC equipment. For the full year 2001, we expect capital additions to total $3.9 million. However, in light of LMI’s strong balance sheet, we believe that current cash and cash flow from operations will enable us to reduce existing long term debt of $14.5 million to $9 million to $10 million by the end of 2001 and fund these capital expenditures.”

        “Our consistent emphasis is on investment in manufacturing and information technology. In addition, we continue our drive to reduce cyclicality and increase the visibility and stability of customer orders. We now can better manage organic growth and growth by acquisition, which should qualify us for larger integration packages in the next two years.”

        LMI Aerospace, Inc. is a leading supplier of quality components to the aerospace and technology industries. The Company operates six manufacturing facilities that fabricate, finish and integrate close tolerance aluminum and specialty alloy components for commercial, corporate, regional and military aircraft, and for laser equipment used in the semi conductor and medical industries. Its products include leading edge wing components and lens assemblies; cockpit window frame assemblies; fuselage skins and supports; passenger and cargo door frames and supports; and excimer laser components. The Company celebrated its 50th anniversary in 1998.

        This press release includes forward-looking statements related to LMI Aerospace’s outlook for 2001 and 2002, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result, among other things, of the factors detailed from time to time in LMI Aerospace’s filings with the Securities and Exchange Commission.